UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Siebert Financial Corp.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

SIEBERT FINANCIAL CORP.
885 Third Avenue, Suite 3100
New York, New York 10022
(212) 644-2400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 16, 2016

Dear Shareholders:

Notice is hereby given of the Annual Meeting of Shareholders of Siebert Financial Corp., a New York corporation, at the offices of Norton Rose Fulbright US LLP, 1301 Avenue of the Americas, New York, NY 10019, on Friday, December 16, 2016 at 10:00 a.m., local time. The meeting’s purpose is to:

1.       Elect four directors.

2.       Hold an advisory vote to approve named executive compensation.

3.       Hold an advisory vote on frequency of vote to approve named executive compensation.

4.       Consider any other matters that are properly presented at the Annual Meeting and any adjournment thereof.

You may vote at the Annual Meeting if you were one of our shareholders of record at the close of business on Monday, November 21, 2016.

Along with the attached Proxy Statement, we are also enclosing a copy of our Annual Report to Shareholders, which includes our financial statements.

To assure your representation at the meeting, please vote by Internet or telephone or sign and mail the enclosed proxy as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Your proxy is being solicited by the Board of Directors. Shareholders who attend the meeting may revoke their proxy and vote their shares in person.

PLEASE VOTE—YOUR VOTE IS IMPORTANT

Joseph M. Ramos, Jr.
Secretary

New York, New York
November 28, 2016

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:

This Notice and Proxy Statement, our Proxy Card and our Annual Report also are available at www.proxyvote.com by entering the control number found on the enclosed Proxy Card

SIEBERT FINANCIAL CORP.
885 Third Avenue, Suite 3100
New York, New York 10022
(212) 644-2400

PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON DECEMBER 16, 2016

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Annual Meeting:	December 16, 2016 10:00 a.m., local time	Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, NY 10019

Record Date:	Close of business on Monday, November 21, 2016. If you were a shareholder at that time, you may vote at the meeting. Each share is entitled to one vote. On the record date, we had 22,088,972 shares of our common stock outstanding and entitled to vote. Of those shares, 19,878,700 shares were beneficially owned or controlled by the Estate of Muriel F. Siebert, our former Chairwoman, President and Chief Executive Officer, and one of our directors. This proxy statement and form of proxy were first mailed to shareholders on or about November 28, 2016.

Quorum:	The holders of a majority of the outstanding shares of our common stock, present in person or by proxy and entitled to vote, will constitute a quorum at the meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

Agenda:

1. Elect four directors.

2. Advisory vote to approve named executive compensation.

3. Advisory vote on frequency of vote to approve named executive compensation.

 4. Any other proper business. However, we currently are not aware of any other matters that will come before the meeting.

Vote Required:

In the case of Proposal 1, the four nominees for director who receive the most votes will be elected. If you withhold authority to vote for any nominee on your proxy card, your vote will not count either for or against the nominee.

In the case of Proposals 2 and 3, the advisory votes in respect of executive compensation will neither be binding on the Company or the Board of Directors nor will they create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board of Directors. However, the Board of Directors values the opinions expressed by shareholders in these advisory votes and will consider the outcome of these votes in determining its compensation policies.

Broker Non-votes:

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the Financial Industry Regulatory Authority (or “FINRA”), member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, New York Stock Exchange-member brokers who hold shares of our common stock in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on non-routine matters.

Broker non-votes count for quorum purposes, but we do not count broker non-votes as votes for or against any non-routine proposal. Under the New York Stock Exchange rules, the proposal relating to the election of directors and the advisory proposals relating to executive compensation are deemed to be a non-routine matters with respect to which brokers and nominees may not exercise their voting discretion without receiving instructions from the beneficial owner of the shares.

Proxies:

Please vote; your vote is important. Prompt return of your proxy will help avoid the costs of re-solicitation. Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies “FOR” each of the Board of Directors’ nominees for director.

If any nominee cannot or will not serve as a director, your proxy will vote in accordance with his or her best judgment. At the time we began printing this proxy statement, we did not know of any matters that needed to be acted upon at the meeting other than those discussed in this proxy statement. However, if any additional matters are presented to the shareholders for action at the meeting, your proxy will vote in accordance with his or her best judgment.

Proxies Solicited By:	The Board of Directors.

Revoking Your Proxy:	You may revoke your proxy before it is voted at the meeting. Proxies may be revoked if you:

1. deliver a signed, written revocation letter, dated later than the proxy, to Joseph M. Ramos, Jr., Secretary, Siebert Financial Corp., 885 Third Avenue, Suite 3100, New York, New York 10022;

2. deliver a signed proxy, dated later than the first proxy, to Mr. Ramos at the address above; or

3. attend the Annual Meeting and vote in person or by proxy. Attending the meeting without doing more will not revoke your proxy.

Cost of	We will pay all costs of soliciting these proxies, estimated at approximately $6,000 in

Solicitation:	the aggregate. Although we are mailing these proxy materials, our directors, officers and employees may also solicit proxies by telephone, facsimile, mail or personal contact. These persons will receive no compensation for their services, but we may reimburse them for reasonable out-of-pocket expenses. We will also furnish copies of solicitation materials to fiduciaries, custodians, nominees and brokerage houses for forwarding to beneficial owners of our shares of common stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses. Broadridge Financial Solutions, Inc. is assisting us in the solicitation of proxies for the meeting for no additional fee.

Your Comments:	Your comments about any aspects of our business are welcome. Although we may not respond on an individual basis, your comments help us to measure your satisfaction, and we may benefit from your suggestions.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Generally:

Our Board of Directors nominated the four directors identified for election at the 2016 annual meeting. All the nominees for election as director are currently serving as our directors. All the nominees have consented to be named and have indicated their intent to serve if elected. If elected, each director will hold office until the next annual meeting or until the director’s successor has been duly elected. All our directors, other than Jane Macon, are “independent directors” within the meaning of Rule 5605(a)(2) of The Nasdaq Stock Market.

Change of Control Transaction:

On September 1, 2016, Siebert Financial Corp. (“the Company”) entered into an acquisition agreement (the “Acquisition Agreement”) with Kennedy Cabot Acquisition, LLC (“Kennedy Cabot Acquisition”), and the Estate of Muriel F. Siebert (the “Siebert Estate”), pursuant to which, among other things, the Siebert Estate, which currently owns beneficially and of record approximately 87.4% of the Company’s outstanding common stock, will sell all such common stock to Kennedy Cabot Acquisition, and Kennedy Cabot Acquisition will make a tender offer (the “Offer”) for all of the Company’s outstanding common stock not owned by the Siebert Estate. The consummation of the Offer is conditioned on FINRA approval of the change of control, among other conditions, which approval is still pending as of the date of this proxy statement. The Acquisition Agreement provides that, upon closing of the transactions, the current members of the Company’s Board of Directors will resign and Kennedy Cabot Acquisition, as the new majority shareholder, will be entitled to designate their replacements to hold office until the next annual meeting. For more information regarding the directors to be designated by Kennedy Cabot Acquisition upon closing of the transactions contemplated by the Acquisition Agreement, see the Company’s Information Statement on Schedule 14F-1, filed with the Securities and Exchange Commission on October 21, 2016 (the “Schedule 14F-1”).

In the event that the transactions contemplated by the Acquisition Agreement are consummated after the date of this proxy statement but before the date of the 2016 annual meeting, the Company intends to promptly circulate supplemental proxy materials and an updated proxy card to shareholders eligible to vote at the annual meeting reflecting Kennedy Cabot Acquisition’s designees for election as Company directors pursuant to Proposal 1. If the closing of the transaction takes place too close in time before the annual meeting to afford shareholders a reasonable opportunity to receive the supplemental proxy materials and submit the updated proxy card, the Company will consider adjourning the meeting to provide sufficient time.

Nominees:	Patricia L. Francy Age 71 Director

Patricia Francy retired as Special Advisor for Alumni Relations and Treasurer & Controller, Columbia University, December 31, 2005. Ms. Francy is a director of Old Westbury Funds, Inc., the Matheson Foundation, the Guttman Foundation and the Muriel F. Siebert Foundation. Ms. Francy became a director on March 11, 1997. Ms. Francy is one of two executors of the Estate of Muriel F. Siebert, our former Chairwoman, President and Chief Executive Officer, although she does not possess the power in that capacity to control the voting of the shares of our common stock held by the Estate.

Specific experience, qualifications, attributes or skills:

Ms. Francy served as Treasurer and Controller of Columbia University from 1989 until 2003. She had been affiliated with Columbia University since 1968, and has served as a Director of Finance and Director of Budget Operations. Ms. Francy was Governor of the Columbia University Club of New York, and a former director for the Children’s Tumor Foundation and the Metropolitan New York Library Council. She serves on the Outward Bound Advisory Board. Ms. Francy participates as director emeritus of Junior Achievement Worldwide, and is a member of the Economic Club of New York and the International Women’s Forum. Ms. Francy provides expertise on financial matters

Nancy Peterson Hearn Age 82 Director

Nancy Peterson Hearn is Chairwoman of Peterson Tool Company, Inc. and was its President/CEO from 1979 until 2012. Ms. Hearn became a director on June 4, 2001.

Specific experience, qualifications, attributes or skills:

A nationally recognized business entrepreneur, Nancy Peterson Hearn is chairman of Peterson Tool Company, Inc. Under her leadership, the company has made exponential gains in sales, production and reputation, and is ranked among the world’s premier designers and manufacturers of custom insert tooling. Peterson Tool successfully received ISO 9001 certification, and has earned numerous quality and certification awards including General Motors’ Targets for Excellence Award and Caterpillar’s coveted Certified Supplier of Quality Materials awards.

She was the first American to earn the prestigious Veuve Clicquot Business Woman of the Year Award (1990). Ms. Hearn has a distinguished leadership record that includes roles on some of the most prestigious boards in the nation. She has served as Vice Chair of the Foundation, Southeast Region Chair and Membership Chair for Committee of 200 (“C200”), an international organization of businesswomen, which has established the Nancy Sanders Peterson Scholars Award in her honor. She chaired the C200 Auction from 2000 to 2008, and her efforts helped raise several millions of dollars for the C200 Foundation. She has also served on the boards of The Society of International Business Fellows, the Aquinas College Board of Governors, the Mississippi University for Women’s National Board of Distinguished Women, Nashville Symphony, Cheekwood Museum and Botanical Gardens and

Nashville Ballet.

Most recently, she received the Golden Micrometer Award from Precision Machine Producers Association for 40 Years of service in the metal working industry.

Ms. Hearn has a longstanding record of community activism that includes roles in Leadership Nashville, the Tennessee Workforce Development Board, the Parents for Drug Free Youth. As a spokesperson for private industry, she champions the advancement of sound economic policies and professional healthcare standards.

Ms. Hearn is the mother of six adult children, two of whom are actively involved in Peterson Tool Company, Inc.

Jane H. Macon Age 70 Director

Jane Macon is a Partner with the law firm of Bracewell LLP. Prior to joining the Bracewell firm in October 2013, she was a Partner in the law firm of Fulbright & Jaworski L.L.P., San Antonio, Texas for nearly 30 years. Norton Rose Fulbright US LLP (formerly Fulbright & Jaworski L.L.P.) and Bracewell LLP continue to provide legal services to the Company. Ms. Macon became a director on November 8, 1996 and was named Chairwoman in August 2013. Ms. Macon is one of two executors of the Estate of Muriel F. Siebert, our former Chairwoman, President and Chief Executive Officer and, in that capacity, she possesses the power to control the voting and disposition of the shares of our common stock held by the Estate.

Specific experience, qualifications, attributes or skills:

Ms. Macon centers her legal practice on public finance and administrative law, public and private partnerships, real estate, zoning, platting, condemnation and municipal bonds. Prior to joining Fulbright & Jaworski L.L.P. in 1983, Ms. Macon served as the first female city attorney of the City of San Antonio where she served in that position from 1977 to 1983. Active in professional organizations, Ms. Macon is a past president of the International Women’s Forum, the Women Lawyers of Texas and the San Antonio Young Lawyers Association. She presently serves as the program chair of the San Antonio Bar Association. She has served as a member of the Boards of Directors for the following national boards: NOW Legal Defense Fund, Child Care Action Campaign, After-School All-Stars, Center for Democracy, National Women’s Political Caucus, National Nurses League and National Civic League (formerly National Municipal League). Ms. Macon is also a member of the San Antonio and American

Bar Associations and the State Bar of Texas. In 2016 she was named International Citizen of the Year by the World Affairs Council and also received the Icon Award from the Icon to Icon Charitable Organization. Ms. Macon was recently awarded the Prevent Blindness Texas Person of Vision Award signed by Gov. Rick Perry and the Hope Award by the WOW (Women’s Opportunity Week by the Greater San Antonio Chamber of Commerce). Ms. Macon provides expertise on legal matters.

Robert P. Mazzarella Age 70 Director

Robert Mazzarella formerly served as a director and as a member of the audit and compensation committees of Placemark Investments, Inc., a registered investment adviser in Wellesley, Massachusetts, and Investors Capital Holdings Ltd., in Lynfield Massachusetts. Mr. Mazzarella also acts as a consultant to a number of major financial services firms and venture capital firms. Mr. Mazzarella became a director on March 1, 2004.

Specific experience, qualifications, attributes or skills:

Mr. Mazzarella retired from Fidelity Investments Brokerage Services LLC in January 2002, at which time he served as its president. The Board of Directors has determined that Mr. Mazzarella qualifies as an “audit committee financial expert” under the applicable rules of the Securities and Exchange Commission. Mr. Mazzarella provides expertise on financial and brokerage matters.

THE BOARD OF DIRECTORS DEEMS THIS PROPOSAL NO. 1 TO BE IN THE BEST INTEREST OF SIEBERT FINANCIAL CORP. AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Board Meetings:	The Board of Directors held 12 regular meetings during 2015. Each incumbent director attended at least 75% of his or her Board of Directors meetings and all of his or her committee meetings.

Controlled Company:	We are a “Controlled Company” as defined in Rule 5615(c)(1) of The Nasdaq Stock Market because the Estate of Muriel F. Siebert, our former Chairwoman, President and Chief Executive Officer, holds more than 50% of our voting power for the election of directors. As a “Controlled Company” we are not required to have a majority of our Board of Directors comprised of independent directors, a compensation committee comprised solely of independent directors or a nominating committee comprised solely of independent directors.

Audit Committee of the Board of Directors:

The Audit Committee of our Board of Directors currently consists of Ms. Francy, Chairwoman, Ms. Hearn and Mr. Mazzarella. The Board of Directors has determined that Ms. Francy, Ms. Hearn and Mr. Mazzarella is each an “independent director” within the meaning of Rule 5605(a)(2) of The Nasdaq Stock Market and within the meaning of the applicable rules and regulations of the Securities and Exchange Commission. The Audit Committee held six meetings during 2015. The Board of Directors has determined that Mr. Mazzarella qualifies as an “audit committee financial expert” under the applicable rules of the Securities and Exchange Commission.

The Audit Committee was established to (i) assist the Board of Directors in its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements and our auditor’s qualifications and independence, (ii) prepare the report of the Audit Committee contained herein, (iii) retain, consider the continued retention and terminate our independent auditors, (iv) approve audit and non-audit services performed by our independent auditors and (v) perform any other functions from time to time delegated by the Board of Directors. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the website of Muriel Siebert & Co., Inc. at https://www.siebertnet.com/html/StartAboutAuditCommittee.aspx.

Compensation Committee of the Board of Directors:

The Compensation Committee of our Board of Directors currently consists of Ms. Macon, Chairwoman, Ms. Francy and Mr. Mazzarella. The Compensation Committee reviews and determines all forms of compensation provided to our executive officers and directors. The Compensation Committee also administers our stock option and other employee benefit plans. The Compensation Committee does not function pursuant to a formal written charter and as a “Controlled Company” we are not required to comply with The Nasdaq Stock Market’s independence requirements. The Compensation Committee held no meetings during 2015.

The Compensation Committee evaluates the performance of the Chief Executive Officer in terms of our operating results and financial performance and determines her compensation in connection therewith. For the 2015 fiscal year, the Company did have a Chief Financial Officer and Chief Operating Officer who acted as our principal executive officer.

In accordance with general practice in the securities industry, our executive compensation includes base salaries, an annual discretionary cash bonus, and stock options and other equity incentives that are intended to align the financial interests of our executives with the returns to our shareholders. The Compensation Committee determines compensation of our executive officers (other than the Chief Executive Officer) after carefully reviewing self-evaluations completed by the executive officers, each executive officer’s business responsibilities, current compensation, the recommendation of our Chief Executive Officer and our financial performance. We did not change the 2015 base salaries of any of our executive officer from the levels in effect at the end of 2014. After evaluating our financial performance in 2015, our Compensation Committee did award our executive officer a $100,000 bonus for 2015. In addition, we did not award any stock options or other equity incentives to our executive officer in 2015.

As part of its oversight of the Company’s executive compensation, the Compensation Committee considers the impact of the Company’s executive compensation, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The review found that there were no excessive risks encouraged by the Company’s rewards programs and the rewards programs do not produce payments that have a material impact on the financial performance of the Company.

Nominating Committee of the Board of Directors:

The Nominating Committee of the Board of Directors currently consists of Ms. Hearn, Chairwoman, Ms. Francy and Ms. Macon. The Nominating Committee does not function pursuant to a formal written charter and as a “Controlled Company” we are not required to comply with The Nasdaq Stock Market’s independence requirements. The Nominating Committee did not meet in 2015.

The purpose of the Nominating Committee is to identify individuals qualified to become members of our Board of Directors and to recommend to the Board of Directors or the shareholders that such individuals be selected for directorship. In identifying and evaluating nominees for director, the Nominating Committee considers each candidate’s experience, integrity, background and skills as well as other qualities that the candidate may possess and factors that the candidate may be able to bring to the Board of Directors. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Board of Directors believes that it is essential that its members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board of Directors to best fulfill its responsibilities to the long-term interests of our shareholders.

The Nominating Committee will consider shareholder nominees for election to our Board of Directors. In evaluating such nominees, the Nominating Committee will use the same selection criteria the Nominating Committee uses to evaluate other potential nominees.

Indemnification of Officers and Directors:	We indemnify our executive officers and directors to the extent permitted by applicable law against liabilities incurred as a result of their service to us and against liabilities incurred as a result of their service as directors of other corporations when serving at our request. We have a director’s and officer’s liability insurance policy, underwritten by Illinois National Insurance Company, a member of the American International Group, Inc., in the annual aggregate amount of $15 million. As to reimbursements by the insurer of our indemnification expenses, the policy has a $250,000 deductible; there is no deductible for covered liabilities of individual directors and officers.

Annual Shareholders Meeting Attendance Policy:	It is the policy of our Board of Directors that all of our directors are strongly encouraged to attend each annual shareholders meeting. All of our directors attended the 2015 annual meeting of shareholders.

Code of Ethics:	We have adopted a Code of Ethics for Senior Financial Officers applicable to our chief executive officer, chief financial officer, treasurer, controller, principal accounting officer, and any of our other employees performing similar functions. A copy of the Code of Ethics for Senior Financial Officers is available on our website at https://www.siebertnet.com/html/StartAboutGovernance.aspx.

Board Leadership Structure and Board of Directors:

Jane Macon is the Chairwoman of our Board of directors. The Board of Directors does not have a lead independent director. The Company believes this structure allows all of the directors to participate in the full range of the Board’s responsibilities with respect to its oversight of the Company’s management. The Board of Directors has determined that this leadership structure is appropriate given the size of the Company, the number of directors overseeing the Company and the Board of Directors’ oversight responsibilities.

The Board of Directors holds four to seven regular meetings each year to consider and address matters involving the Company. The Board of Directors also may hold special meetings to address matters arising between regular meetings. These meetings may take place in person or by telephone. The independent directors also regularly meet in executive sessions outside the presence of management. The Board of Directors has access to legal counsel for consultation concerning any issues that may occur during or between regularly scheduled Board meetings. As discussed above, the Board has established an Audit Committee, a Compensation Committee and a Nominating Committee to assist the Board in performing its oversight responsibilities.

The Board of Directors’ Role in Risk Oversight:

Consistent with its responsibility for oversight of the Company, the Board of Directors, among other things, oversees risk management of the Company’s business affairs directly and through the committee structure that it has established. The principal risks associated with the Company are risks related to securities market volatility and the securities industry, lower price levels in the securities markets, intense competition in the brokerage industry, extensive government regulation, net capital requirements, customers’ failure to pay, investment banking activities, an increase in volume on our systems or other events which could cause them to malfunction, reliance on information processing and communications systems, continuing changes in technology, dependence on the ability to attract and retain key personnel, the ability of our principal shareholder to control many key decisions and there may be no public market for our common stock.

The Board of Directors’ role in the Company’s risk oversight process includes regular reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. The full Board of Directors (or the appropriate committee) receives these reports from management to identify and discuss such risks.

The Board of Directors periodically reviews with management its strategies, techniques, policies and procedures designed to manage these risks. Under the overall supervision of the Board of Directors, management has implemented a variety of processes, procedures and controls to address these risks.

The Board of Directors requires management to report to the full Board of Directors on a variety of matters at regular meetings of the Board of Directors and on an as-needed basis, including the performance and operations of the Company and other matters relating to risk management. The Audit Committee also receives regular reports from the Company’s independent registered public accounting firm on internal control and financial reporting matters. These reviews are conducted in conjunction with the Board of Directors’ risk oversight function and enable the Board of Directors to review and assess any material risks facing the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management Ownership:	The following table lists share ownership of our common stock as of November 21, 2016. The information includes beneficial ownership by each of our directors, the persons named in the Summary Compensation Table, all directors and executive officers as a group, including all Named Executive

Officers, as defined below, and beneficial owners known by our management to hold at least 5% of our common stock. To our knowledge, each person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person. No persons or groups filed statements with the Securities and Exchange Commission during 2015 disclosing that they held more than 5% of our common stock.

Name of Beneficial Owner(1)	Shares of Common Stock	Percent of Class
Estate of Muriel F. Siebert and Muriel F. Siebert Foundation	19,878,700(2)	90.0%
Patricia L. Francy	61,000(3)	*
Nancy Peterson Hearn	60,000(3)	*
Jane H. Macon	61,000(3)	*
Robert P. Mazzarella	60,000(3)	*
Directors and current executive officers as a group (6 persons)	242,000(4)	1.2%

* Less than 1%

(1)	The address for each person named in the table is c/o Siebert Financial Corp., 885 Third Avenue, Suite 3100, New York, New York 10022.

(2)	All such shares will be acquired by Kennedy Cabot Acquisition in connection with the transactions contemplated by the Acquisition Agreement.

(3)	Includes options to purchase shares of our common stock which are currently exercisable.

(4)	Includes options to purchase an aggregate of 240,000 shares of our common stock described above which are currently exercisable.

Kennedy Cabot Acquisition has entered into a $3,000,000 Standby Capital Commitment Agreement, effective as of the closing of transactions contemplated by the Acquisition Agreement, in exchange for 3,000,000 common stock purchase warrants exercisable at $1.20 per warrant.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows, during the years ended December 31, 2015 and 2014, the annual compensation paid to or earned by (1) our Acting Chief Executive Officer and (2) Executive Vice President, Chief Operating Officer and Chief Financial Officer (collectively, the “Named Executive Officers”).

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Suzanne Shank(2)	2015	41,669	—	—	—	—	—	—	41,669
Acting Chief Executive Officer	2014	250,000							250,000

Joseph M. Ramos, Jr.(3)(4)	2015	385,000	100,000	—	—	—	—	—	485,000
Executive Vice President, Chief Operating Officer and Chief Financial Officer	2014	385,000	100,000	—	—	—	—	—	485,000

(1)	Represents the dollar amount recognized for financial statement reporting in accordance with ASC Topic 718.

(2)	Ms. Shank was named Acting Chief Executive Officer effective September 16, 2013 at a salary of $250,000 annually. Ms. Shank has resigned from her position as Acting Chief Executive Officer of Siebert Financial Corporation effective as of February 27, 2015.

(3)	Mr. Ramos also serves as Chief Financial Officer of Siebert, Cisneros, Shank & Co., L.L.C. and is separately compensated by Siebert Cisneros Shank for such services. Mr. Ramos resigned from Siebert Cisneros Shank in November 2015.

(4)	Mr. Ramos was named to the additional position of Chief Operating Officer effective June 17, 2013.

Grants of Plan-Based Awards

Our Compensation Committee did not approve grants of options to purchase our common stock or other equity awards under our 2007 Long-Term Incentive Plan to any of our Named Executive Officers in 2015.

Outstanding Equity Awards at December 31, 2015

The following table sets forth the outstanding equity award holdings of our Named Executive Officers at December 31, 2015.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Suzanne Shank	—	—	—	—	—	—	—	—	—
Joseph M. Ramos, Jr.	25,000	—	—	2.75	8/17/2016	—	—	—	—

Termination of Employment and Change-in-Control Arrangements

We are not a party to an employment agreement with any Named Executive Officer. All of our Named Executive Officers are employees at will.

It is currently contemplated that Joseph Ramos will resign from his positions as an officer and employee of Siebert Financial and its subsidiaries effective as of the closing of the transactions contemplated by the Acquisition Agreement. In connection with his resignation, Mr. Ramos is entering into a separation agreement with Siebert Financial pursuant to which he will receive a lump-sum severance payment of $635,000, subject to applicable deductions and withholding. Mr. Ramos will be subject to customary future cooperation, non-disparagement, confidentiality, employee and customer non-solicitation and release provisions specified in the separation agreement.

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Patricia L. Francy(1)	60,000	—	—	—	—	—	60,000
Nancy Peterson Hearn(2)	60,000	—	—	—	—	—	60,000
Jane H. Macon(3)	60,000	—	—	—	—	—	60,000
Robert P. Mazzarella(4)	60,000	—	—	—	—	—	60,000

(1)       Ms. Francy is the Chairwoman of the Audit Committee.

(2)       Ms. Hearn is the Chairwoman of the Nominating Committee.

(3)       Ms. Macon is the Chairwoman of the Board and Compensation Committee.

(4)       Mr. Mazzarella is the Audit Committee Financial Expert.

As compensation for extraordinary services rendered to the Company in connection with the evaluation and negotiation of strategic alternatives for the Company, each member of the Company’s Board of Directors will receive a fee in the amount of $100,000 payable at the closing of the transactions contemplated by the Acquisition Agreement with Kennedy Cabot Acquisition. The Board of Directors began evaluating strategic alternatives in August 2013, after the passing of Muriel Siebert and the process continued up to the execution of the Acquisition Agreement. Because of the absence of Muriel Siebert’s strong leadership during this process, the limited number of management personnel and concerns regarding maintaining confidentiality, the Board of Directors was heavily involved on almost a daily basis in the evaluation and negotiation of each strategic alternative and performed functions in relation to this process that are often delegated to senior management. The payment of these fees will result in a reduction of the purchase price payable to the Siebert Estate under the Acquisition Agreement and did not affect the amount of the offer price payable to the Company’s minority shareholders in connection with the Kennedy Cabot Acquisitrion tender offer.

Audit Committee Report to Shareholders:

The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2015. The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended, including our critical accounting policies and our interests, if any, in “off balance sheet” entities. Additionally, the Audit Committee has received the written disclosures and representations from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the review and discussions referred to within this report, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2015 be included in Siebert Financial Corp.’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee,
Patricia L. Francy, Chairwoman
Nancy Peterson Hearn
Robert P. Mazzarella

Section 16(a) Beneficial Ownership Reporting Compliance:

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These executive officers, directors and shareholders are required by the Securities and Exchange Commission to furnish us with copies of all forms they file pursuant to Section 16(a).

No forms were filed under Section 16(a) or were furnished to us during fiscal 2015. Based solely upon this review, we believe that during fiscal 2015 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

Householding:	If you share an address with another shareholder, only one copy of our Annual Report and proxy statement is being delivered unless we have received contrary instructions from you. We will promptly deliver a separate copy of either document to, any shareholder upon written or oral request to our Secretary, Joseph M. Ramos, Jr., at Siebert Financial Corp., 885 Third Avenue, Suite 3100, New York, New York 10022, telephone (212) 644-2400. If you share an address with another shareholder and (i) would like to receive multiple copies of the proxy statement or Annual Report to Shareholders in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

RELATIONSHIP WITH INDEPENDENT AUDITORS

EisnerAmper LLP currently serves as our independent registered public accounting firm. A representative of EisnerAmper LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and will respond to appropriate questions from shareholders.

Audit Fees

Audit Fees. The aggregate fees billed by EisnerAmper LLP for professional services rendered for the audit of our annual financial statements and reviews of our quarterly financial statements were $215,900 for the year ended December 31, 2015 and $212,000 for the year ended December 31, 2014.

Audit-Related Fees. EisnerAmper LLP did not perform any audit-related services during the years ended December 31, 2015 and December 31, 2014.

Tax Fees. EisnerAmper LLP billed aggregate fees of $50,000 during each of the years ended December 31, 2015 and December 31, 2014 for tax compliance services.

All Other Fees. There were no other fees billed by EisnerAmper LLP during the years ended December 31, 2015 and December 31, 2014.

Our Audit Committee has determined that the services described above that were rendered by EisnerAmper LLP are compatible with the maintenance of EisnerAmper LLP’s independence from our management.

Pre-Approval Policy

The Audit Committee pre-approves all audit and non-audit services provided by our independent auditors prior to the engagement of the independent auditors with respect to such services. With respect to audit services and permissible non-audit services not previously approved, the Audit Committee has authorized the Chairwoman of the Audit Committee to approve such audit services and permissible non-audit services, provided the Chairwoman informs the Audit Committee of such approval at the next regularly scheduled meeting. All “Audit Fees”, “Tax Fees” and “All Other Fees” set forth above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

As set forth in our Amended and Restated Audit Committee Charter, the Audit Committee is responsible for reviewing and approving all related party transactions.

Our Code of Ethics for Senior Financial Officers, applicable to our chief executive officer, chief financial officer, controller, treasurer, principal accounting officer and other employees performing similar functions, provides that our Senior Financial Officers should endeavor to avoid any actual or potential conflict of interest between their personal and professional relationships and requires them to promptly report and disclose all material facts relating to any such relationships or financial interests which give rise, directly or indirectly, to an actual or potential conflict of interest to the Audit Committee. The Code of Ethics also provides that no Senior Financial Officer should knowingly become involved in any actual or potential conflict of interest without the relationship or financial interest having been approved by the Audit Committee. Our Code of Ethics does not specify the standards that the Audit Committee would apply to a request for a waiver of this policy.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE COMPENSATION

We are providing our shareholders with the opportunity to cast an advisory vote on executive compensation as described above.

As part of its oversight of our executive compensation, our Compensation Committee considers the impact of our executive compensation, and the incentives created by the compensation awards that it administers, based on our risk profile. In addition, we review all of our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. This review has found that there currently are no excessive risks encouraged by the Company’s rewards programs and the rewards programs do not produce payments that have a material impact on our financial performance.

In accordance with general practice in the securities industry, our executive compensation includes base salaries, an annual discretionary cash bonus, and stock options and other equity incentives that are intended to align the financial interests of our executives with the returns to our shareholders. Our Compensation Committee determines compensation of our executive officers (other than the Chief Executive Officer) after carefully reviewing self-evaluations completed by the executive officers, each executive officer’s business responsibilities, current compensation, the recommendation of our Chief Executive Officer and our financial performance. We did not change the 2015 base salaries of any of our executive officers from the levels in effect at the end of 2014. After evaluating our financial performance in 2015, our Compensation Committee did award our executive officer (the Executive Vice President, Chief Operating Officer and Chief Financial Officer, Joseph M. Ramos, Jr.) a bonus of $100,000 for 2015. In addition, we did not award any stock options or other equity incentives to our executive officer in 2015.

The “Executive Compensation” section included in this Proxy Statement above describes our executive compensation program and the decisions made by the Board of Directors and the Compensation Committee in 2015 in more detail.

We request stockholder approval of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, which disclosure includes the compensation tables and the narrative disclosures that accompany the compensation tables, through the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.

While this vote is required by law under Section 14A of the Exchange Act, as an advisory vote, it will neither be binding on the Company or on our Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or our Board of Directors. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2

TO APPROVE THE COMPANY’S NAMED EXECUTIVE COMPENSATION.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF SAY-ON PAY VOTES

As described in Proposal 2 above, our shareholders are being provided the opportunity to cast an advisory vote on our executive compensation program. The advisory vote on executive compensation described in Proposal 2 above is referred to as a “say-on-pay vote.”

This Proposal 3 affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual shareholder meetings (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 3, shareholders may vote to have the say-on-pay vote every year, every two years or every three years, or shareholders may abstain. You are not voting to approve or disapprove the Board of Directors recommendation on this item.

We believe that a triennial (every third year) vote will give our stockholders the opportunity to more fully assess the success or failure of our long-term compensation strategies and the related business outcomes with the hindsight of three years of corporate performance. In addition, we believe that a three-year vote cycle allows sufficient time for our Board of Directors and Compensation Committee to review and respond to shareholders’ views on executive compensation and to implement changes, if necessary, to our executive compensation program.

Even though the vote on this proposal will neither be binding on the Company or the Board of Directors nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board of Directors, the Board of Directors values the opinions expressed by shareholders in these votes and will consider the outcome of these votes in determining the frequency of the say-on-pay vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ON PROPOSAL 3
TO HOLD SAY-ON-PAY VOTES EVERY THREE YEARS.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING AND COMMUNICATIONS

If you wish to submit proposals to be presented at the 2017 Annual Meeting of Shareholders, the proposals must be received by us no later than July 15, 2017 to be included in our proxy materials for that meeting.

The Board of Directors maintains a process for shareholders to communicate with the Board of Directors or individual directors as follows. Shareholders who wish to communicate with the Board of Directors or an individual director should direct written correspondence to our Secretary, Joseph M. Ramos, Jr., at our principal office at 885 Third Avenue, Suite 3100, New York, New York 10022. Any such communication must contain (i) a representation that the shareholder is a holder of record of our common stock, (ii) the name and address, as they appear on our books of the shareholder sending such communication and (iii) the number of shares of our common stock that are beneficially owned by such shareholder. The Secretary will forward such communications to the Board of Directors or a specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

OTHER MATTERS

The Board does not know of any other matters to be presented at the meeting. If any additional matters are properly presented to the shareholders for action at the meeting, the persons named in the enclosed proxies and acting thereunder will have discretion to vote on these matters in accordance with their best judgment.

YOU MAY OBTAIN A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE BY WRITING TO: JOSEPH M. RAMOS, JR., SECRETARY, SIEBERT FINANCIAL CORP., 885 THIRD AVENUE, SUITE 3100, NEW YORK, NEW YORK 10022 OR CALLING 800-872- 0711.

By Order of the Board of Directors
Joseph M. Ramos, Jr. Secretary

Dated: November 28, 2016

PLEASE VOTE BY INTERNET OR TELEPHONE OR COMPLETE,
DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

PLEASE VOTE—YOUR VOTE IS IMPORTANT